Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor and Media Contact: Whitney Finch
September 10, 2012	Vice President of Investor Relations
813.421.7694
wfinch@walterinvestment.com

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES APPOINTMENT OF ALVARO G. DE MOLINA AND JAMES L. PAPPAS TO THE COMPANY’S BOARD OF DIRECTORS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE MKT: WAC) (“Walter Investment” or the “Company”) today announced the expansion of its Board of Directors from seven members to nine, and the addition of two new independent board members effective September 10, 2012. Joining the Company’s Board of Directors are Alvaro G. de Molina and James L. Pappas, who will both serve on the Board’s Audit and Compensation and Human Resources Committees.

Mr. de Molina served as the Chief Executive Officer of GMAC from March 2008 to November 2009. He previously served in a number of senior leadership roles at Bank of America, including Chief Financial Officer, Chief Executive Officer of Banc of America Securities, President of Global Corporate and Investment Banking, and Corporate Treasurer. Prior thereto he held the lead financial role for emerging markets at J. P. Morgan. He began his career with Price Waterhouse. Mr. de Molina serves on the boards of Duke University’s Fuqua School of Business and the Financial Services Volunteer Corps.

Dr. Pappas served as President, Graduate School of Banking at the University of Wisconsin from 1995 to 2005 and as the Lykes Professor of Banking and Finance at the University of South Florida’s College of Business Administration from 1986 to 2006. From 1987 to 1995 he served as the Dean of the College of Business at the University of South Florida. Dr. Pappas serves as the Chairman of the Board of Trustees for the Eagle Family of Mutual Funds.

“I am pleased to welcome Al and Jim to our Board of Directors and thank them for making this commitment to Walter Investment,” said Mark J. O’Brien, the Company’s Chairman and CEO. “Al’s deep experience in financial services and banking and Jim’s wealth of knowledge in the areas of regulation of financial markets and institutions will prove invaluable as we continue to capitalize on opportunities to grow and drive the sustainability of our business.”

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in less-than-prime, non-conforming and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company has over 2,600 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.